EXHIBIT 99.1

PRIME GROUP REALTY TRUST NOTIFIES
NEW YORK STOCK EXCHANGE OF VOLUNTARY
DELISTING FROM THE NYSE AND DEREGISTRATION WITH SEC

Chicago, IL. May 6, 2010 – Prime Group Realty Trust (NYSE: PGEPRB; the “Company”) announced that it delivered notice today to the New York Stock Exchange (the “NYSE”) requesting to voluntarily delist its 9% Series B Cumulative Redeemable Preferred Shares (“Series B Preferred Shares”) from the NYSE.

The Company intends to file Form 25 with the Securities and Exchange Commission (the “SEC”) in approximately ten (10) days to voluntarily withdraw from listing with the NYSE and to withdraw from registration under Section 12(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Company anticipates that the Form 25 will be effective and the Series B Preferred Shares will be delisted and cease trading on the NYSE approximately ten (10) days after the filing of the Form 25. The Company also expects to subsequently file a Form 15 with the SEC to deregister the Series B Preferred Shares under Section 12(g) of Exchange Act, and to suspend the reporting obligations of the Company under Section 13(a) of the Exchange Act.

These actions are consistent with the Company’s previous disclosures and its obligations under the Agreement and Plan of Merger (the “Merger Agreement”) relating to the July 2005 acquisition and delisting of its common shares (the “Acquisition”), pursuant to which the Company agreed to file reports under the Exchange Act for five (5) years after the closing of the Acquisition. Upon filing Forms 25 and 15 with the SEC, the Company will become a voluntary filer of its reports under the Exchange Act through June 30, 2010 in accordance with its obligations under the Merger Agreement.

After voluntarily delisting the Series B Preferred Shares from the NYSE, the Company expects that the trading of the Series B Preferred Shares will be reported on the OTCQB for so long as it remains a voluntary filer and thereafter in the Pink Sheets with Pink OTC Markets Inc. The Company’s Board of Trustees has approved the delisting from the NYSE and deregistration of the Series B Preferred Shares under the Exchange Act in order to save significant costs associated with compliance with these regulatory provisions.

In addition and as previously disclosed, in June 2008 the Company instituted a retention and severance program for certain employees, including four of the Company’s officers who were named executive officers in the Company’s Form 10-K. The Existing Retention Plan was effective for a two-year period and accordingly was scheduled to expire in June 2010. On April 30, 2010, the Company instituted an updated retention plan that replaced and extended the existing retention plan. The revised retention program was developed in consultation with FPL Associates, L.P. (“FPL”), a leading compensation consulting firm, who the Company engaged as its independent compensation consultant. The Company did not pay annual bonuses to its employees for calendar year 2009 and only paid partial bonuses to its employees for calendar year 2008 and the retention plan was extended and replaced in an effort to retain key personnel in light of the foregoing and in light of other factors affecting the Company.

The Company filed a Form 8-K with the Securities and Exchange Commission today further describing the foregoing matters.

About Prime Group Realty Trust

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (“REIT”) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 7 office properties containing an aggregate of approximately 3.2 million net rentable square feet and a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet. The Company leases and manages approximately 3.2 million square feet comprising all of its wholly-owned properties. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions as well as adverse changes in real estate markets. Other risks and uncertainties are described under “Risk Factors” in our Annual Report on Form 10-K and subsequent Company filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300